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                                                                   EXHIBIT 10.10

                            SECOND AMENDMENT TO THE
                        YORK INTERNATIONAL CORPORATION
                     EXECUTIVE DEFERRED COMPENSATION PLAN

     Pursuant to the powers of amendment reserved to the Compensation Committee under Article X of the York International Corporation Executive Deferred Compensation Plan (the "Plan"), the Plan is hereby amended, effective as of January 1, 1997, by amending the Plan as follows:

          1. Section 2.1(r) is hereby amended to read, in its entirety, as follows:

          (r)  Valuation Date. Valuation Date shall mean the end of the business
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day immediately preceding the date as of which any payment, or other determination dependent on the value of Participant Accounts, is to be made. If exact information concerning the value of a Participant's Account as of the close of the business day immediately preceding the date of a distribution is not available, the Compensation Committee shall make a reasonable, good faith, determination of the value of the Participant's Account as of the end of that preceding business day and will base the distribution on that value.

          2. Section 6.1 is hereby amended to read, in its entirety, as follows:

          6.1  Time and Manner of Distribution.
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          (a)  Upon the earliest of a Participant's termination of employment, ceasing to be an eligible Outside Director or death, the Administrative Committee shall commence payment of the Participant's Account to the Participant or the Participant's Beneficiary, as applicable, as soon as practicable thereafter; provided, however, that the Compensation Committee may determine in its sole and absolute discretion to delay payment commencement to any Participant if necessary to avoid application of the deduction limitations of
Section 162(m) of the Code to the Employer.

          (b) All distributions will be based on the value of a Participant's Account measured as of the Valuation Date immediately preceding the date of distribution. The Compensation Committee's determination of value shall be conclusive and binding upon the Employer, the Participant and any other person claiming benefits through the Participant.

          (c) Unless otherwise elected by the Participant, all payments under this Plan shall be made in a single-sum payment.
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          (d)  A Participant may elect, by a written election filed with the
Compensation Committee, no later than 180 days before the benefit described in
Section 6.1(c) would otherwise become payable, to receive distribution in substantially equal quarterly, semi-annual or annual payments (adjusted periodically to reflect Value Adjustments allocated to the Participant's Account pursuant to Section 5.2) over a period of time not to exceed ten years. Any such election, once made, shall be irrevocable.

          (e) A Participant who has not elected the form of benefit described in (d) above 180 days or more before that benefit is to commence, or a Participant's Beneficiary, may request that form of benefit, by a written request filed with the Compensation Committee, which request may be granted or denied in the sole and absolute discretion of the Compensation Committee.

          (f) Notwithstanding any provision of the Plan to the contrary, the Compensation Committee may, if it determines that such action is in the best interest of the Employer, the Participant or the Participant's Beneficiary, pay the remaining amount of any benefit otherwise payable under (d) or (e) above, in a single sum payment. The Compensation Committee's determination under this
Section 6.1(f) shall be conclusive and binding upon the Employer, the Participant and any other person claiming benefits through the Participant.

          3. Article XII of the Plan is hereby amended to read, in its entirety, to read as follows:

                                  ARTICLE XII
                                YORK STOCK FUND

          12.1  YORK STOCK FUND PROVISIONS.  Notwithstanding anything in the
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Plan to the contrary, the following provisions shall apply to the York Stock
Fund.

          (a) The Administrative Committee may, but is not required to, establish an investment fund whereby the value of a Participant's Account, or portion thereof, that is allocated to such investment fund is invested, as provided in further detail below, in York International Corporation common stock ("York Common Stock"), (such fund shall hereinafter be referred to as the "York Stock Fund").

          (b) Only Directors' Fee Deferrals shall be allocable to the York Stock Fund.

          (c) A Participant may provide the Administrative Committee with investment allocation directions, pursuant to such procedures set forth by the Administrative Committee from time to time, that direct that all or a portion of the Participant's Directors' Fee Deferrals be allocated to the York Stock Fund. Any such

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investment allocation direction shall be prospective in nature and shall apply only to Directors' Fee Deferrals allocated to the Participant's Account after delivery of such investment allocation direction to the Administrative Committee.

          (d) Directors' Fee Deferrals allocated to the York Stock Fund may not be reallocated to another investment fund.

          (e) No hardship withdrawals made pursuant to Section 6.3 of the Plan may be made from the portion of a Participant's Account allocated to the York Stock Fund.

          (f) The Trustee may purchase York Common Stock for the York Stock Fund in the open market or may receive York Common Stock from the Corporation.

          (g) The Trustee will purchase only whole shares of York Common Stock. To the extent that the amount of any Directors' Fee Deferral would result in a fractional share of York Common Stock, the Trustee will retain such excess amount in cash until there is an amount sufficient to purchase a whole share.

          (h) The Trustee will reinvest dividends paid on York Common Stock in additional shares of York Common Stock. To the extent that the amount of any dividend payment would result in a fractional share of York Common Stock, the Trustee will retain such excess amount in cash until there is an amount sufficient to purchase a whole share.

          (i) As soon as practicable after the effective date of this Amendment, the Trustee will credit to the Account of each Participant who has previously allocated any or all of his Account to the York Stock Fund a number of shares equal to the number of units which the Participant's bookkeeping account contained as of the effective date of this Amendment.

          (j) Notwithstanding any other provision of this Plan, the Compensation Committee may impose any restrictions, including a six month holding period, on any share of York Common Stock distributable under this Plan that may be necessary or appropriate, in the determination of the Compensation Committee, to insure compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

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     The York International Corporation Executive Deferred Compensation Plan, as
amended by this Second Amendment effective as of January 1, 1997, is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the Compensation Committee has caused this Second Amendment to be executed this 17th day of December, 1996.


                                   York International Corporation


                                   By: /S/ Jane E. Davis
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Attest:

 /S/ R. A. King
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